EXHIBIT 99.1
Sun Hydraulics Corporation Reports Increased Second Quarter Earnings and Sales
SARASOTA, FLA, August 9, 2005 — Sun Hydraulics Corporation (NASDAQ: SNHY) reported financial results for the second quarter 2005 as follows:
(Dollars in millions except net income per share)

	July 2,	June 26,
	2005	2004	Increase
Three Months Ended
Net Sales	$31.0	$26.5	17%
Net Income	$3.5	$2.6	35%
Net Income per share (1):
Basic	$0.33	$0.25	32%
Fully Diluted	$0.32	$0.25	28%

Six Months Ended
Net Sales	$60.1	$47.9	25%
Net Income	$7.0	$3.9	79%
Net Income per share (1):
Basic	$0.65	$0.39	66%
Fully Diluted	$0.65	$0.38	71%

(1) The Company announced a 50% stock dividend to shareholders of record on June 30, 2005, payable on July 15, 2005. Prior to the stock dividend, the Company estimated net income for the second quarter to be between $0.45 and $0.48 per share. With the effect of the stock dividend, forecasted net income for the second quarter would have been between $0.30 and $0.32. All earnings per share and weighted average share information reflect the 50% stock dividend.
“Business conditions in the second quarter helped produce strong sales and record earnings,” said Allen Carlson, Sun Hydraulics’ president and CEO. “Our earnings continue to be bolstered by the high level of productivity throughout the company. Revenues continue to grow, being driven by our delivery performance, the Sun website, our global channel partners, sales of valve packages and our electrically actuated cartridges.”
“Last month we secured an equity position in WhiteOak Controls, which designs and produces complementary electronic control products,” Carlson continued. “We are working together with WhiteOak to develop electronic products that will enhance our next generation of valve package offerings.”
“We are pleased that our performance has resulted in our inclusion in this year’s Russell 2000® Index,” Carlson concluded. “This helps improve the visibility of Sun Hydraulics as an attractive long-term investment to the investment community.”
Outlook
The Company estimates sales for the third quarter to be $28 million, a 20% increase over the third quarter last year. Net income is forecasted to be between $0.24 and $0.27 per share, compared to $0.18 per share in the third quarter last year.
Webcast
Sun Hydraulics Corporation will broadcast its second quarter financial results conference call live over the Internet at 2:30 P.M. E.T. tomorrow, August 10, 2005. To listen to the webcast, go to http://investor.sunhydraulics.com/medialist.cfm. A copy of this earnings release is posted on the Investor Relations page of our website under “Press Releases”.

Webcast Q&A
Questions may be submitted to the Company via email after reviewing this earnings release, by going to the Sun Hydraulics website, www.sunhydraulics.com, and clicking on Investor Relations on the left hand menu. Scroll down to the bottom of the page and click on contact email: investor@sunhydraulics.com, which will open an email window to type in your message. Sun management will then answer these and other questions during the Company’s webcast. If an individual wishes to ask questions directly during the webcast, the conference call may be accessed by dialing 1-800-406-5356.
Sun Hydraulics Corporation is a leading designer and manufacturer of high performance screw-in hydraulic cartridge valves and manifolds for worldwide industrial and mobile markets. For more information about Sun, please visit our website at www.sunhydraulics.com.
FORWARD-LOOKING INFORMATION
     Certain oral statements made by management from time to time and certain statements contained herein that are not historical facts are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and, because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements, including those in Management’s Discussion and Analysis of Financial Condition and Results of Operations are statements regarding the intent, belief or current expectations, estimates or projections of the Company, its Directors or its Officers about the Company and the industry in which it operates, and assumptions made by management, and include among other items, (i) the Company’s strategies regarding growth, including its intention to develop new products; (ii) the Company’s financing plans; (iii) trends affecting the Company’s financial condition or results of operations; (iv) the Company’s ability to continue to control costs and to meet its liquidity and other financing needs; (v) the declaration and payment of dividends; and (vi) the Company’s ability to respond to changes in customer demand domestically and internationally, including as a result of standardization. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur.
Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, (i) the economic cyclicality of the capital goods industry in general and the hydraulic valve and manifold industry in particular, which directly affect customer orders, lead times and sales volume; (ii) conditions in the capital markets, including the interest rate environment and the availability of capital; (iii) changes in the competitive marketplace that could affect the Company’s revenue and/or cost bases, such as increased competition, lack of qualified engineering, marketing, management or other personnel, and increased labor and raw materials costs; (iv) changes in technology or customer requirements, such as standardization of the cavity into which screw-in cartridge valves must fit, which could render the Company’s products or technologies noncompetitive or obsolete; (v) new product introductions, product sales mix and the geographic mix of sales nationally and internationally; and (vi) changes relating to the Company’s international sales, including changes in regulatory requirements or tariffs, trade or currency restrictions, fluctuations in exchange rates, and tax and collection issues. Further information relating to factors that could cause actual results to differ from those anticipated is included but not limited to information under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form 10-Q for the quarter ended April 2, 2005, and under the heading “Business” and particularly under the subheading,

“Business Risk Factors” in the Company’s Form 10-K for the year ended December 25, 2004. The Company disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.
Sun Hydraulics Corporation
Consolidated Statements of Operations
(in thousands, except per share data)

	Three months ended
	July 2, 2005	June 26, 2004
	(unaudited)	(unaudited)
Net sales	$31,014	$26,522

Cost of sales	20,928	18,136

Gross profit	10,086	8,386

Selling, engineering and administrative expenses	4,524	4,196

Operating income	5,562	4,190
Interest expense	147	134
Foreign currency transaction gain	(145)	(31)
Miscellaneous (income)/expense, net	(23)	(30)

Income before income taxes	5,583	4,117

Income tax provision	2,047	1,526

Net income	$3,536	$2,591

Basic net income per common share (1)	$0.33	$0.25

Weighted average basic shares outstanding (1)	10,873	10,170

Diluted net income per common share (1)	$0.32	$0.25

Weighted average diluted shares outstanding (1)	10,975	10,250

Dividends declared per share	$0.050	$0.050

(1) The Company announced a 50% stock dividend to shareholders of record on June 30, 2005, payable on July 15, 2005. Prior to the stock dividend, the Company estimated net income for the second quarter to be between $0.45 and $0.48 per share. With the effect of the stock dividend, forecasted net income for the second quarter would have been between $0.30 and $0.32. All earnings per share and weighted average share information reflect the 50% stock dividend.

Sun Hydraulics Corporation
Consolidated Statements of Operations
(in thousands, except per share data)

	Six months ended
	July 2, 2005	June 26, 2004
	(unaudited)	(unaudited)
Net sales	$60,093	$47,912

Cost of sales	40,254	33,221

Gross profit	19,839	14,691

Selling, engineering and administrative expenses	8,743	8,260

Operating income	11,096	6,431

Interest expense	283	282
Foreign currency transaction gain	(257)	(33)
Miscellaneous (income)/expense, net	(32)	(17)

Income before income taxes	11,102	6,199

Income tax provision	4,100	2,251

Net income	$7,002	$3,948

Basic net income per common share (1)	$0.65	$0.39

Weighted average basic shares outstanding (1)	10,750	10,154

Diluted net income per common share (1)	$0.65	$0.38

Weighted average diluted shares outstanding (1)	10,847	10,310

Dividends declared per share	$0.125	$0.090

(1) The Company announced a 50% stock dividend to shareholders of record on June 30, 2005, payable on July 15, 2005. Prior to the stock dividend, the Company estimated net income for the second quarter to be between $0.45 and $0.48 per share. With the effect of the stock dividend, forecasted net income for the second quarter would have been between $0.30 and $0.32. All earnings per share and weighted average share information reflect the 50% stock dividend.

Sun Hydraulics Corporation
Consolidated Balance Sheets
(in thousands, except share data)

	July 2, 2005	December 25, 2004
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$14,051	$9,300
Restricted cash	425	462
Accounts receivable, net of allowance for doubtful accounts of $163 and $170	11,490	8,611
Inventories	7,852	7,105
Deferred income taxes	392	392
Other current assets	1,166	776

Total current assets	35,376	26,646

Property, plant and equipment, net	43,187	43,687
Other assets	1,767	1,475

Total assets	$80,330	$71,808

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$3,842	$2,536
Accrued expenses and other liabilities	4,513	4,609
Long-term debt due within one year	1,003	1,058
Dividends payable	545	522
Taxes payable	695	1,198

Total current liabilities	10,598	9,923

Long-term debt due after one year	10,548	11,196
Deferred income taxes	4,984	4,986
Other noncurrent liabilities	290	300

Total liabilities	26,420	26,405

Commitments and contingencies	—	—

Shareholders’ equity:
Preferred stock, 2,000,000 shares authorized, par value $0.001, no shares outstanding	—	—
Common stock, 20,000,000 shares authorized, par value $0.001, 10,889,531 and 10,441,920 shares outstanding	11	10
Capital in excess of par value	32,566	28,579
Unearned compensation related to outstanding restricted stock	(457)	(608)
Retained earnings	19,780	13,867
Accumulated other comprehensive income	2,010	3,566
Treasury stock	—	(11)

Total shareholders’ equity	53,910	45,403

Total liabilities and shareholders’ equity	$80,330	$71,808

Sun Hydraulics Corporation
Consolidated Statements of Cash Flows
(in thousands)

	Six Months ended
	July 2, 2005	June 26, 2004
	(unaudited)	(unaudited)

Cash flows from operating activities:
Net income	$7,002	$3,948
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,779	2,687
Loss on disposal of assets	7	43
Provision for deferred income taxes	(2)	(87)
Allowance for doubtful accounts	(7)	11
Stock-based compensation expense	165	130
(Increase) decrease in:
Accounts receivable	(2,872)	(3,466)
Inventories	(747)	(92)
Other current assets	(390)	(85)
Other assets	108	66
Increase (decrease) in:
Accounts payable	1,306	213
Accrued expenses and other liabilities	962	1,572
Taxes payable	108	1,065
Other liabilities	(10)	(25)

Net cash provided by operating activities	8,409	5,980

Cash flows from investing activities:
Equity method investment	(400)	—
Capital expenditures	(3,638)	(2,478)
Proceeds from dispositions of equipment	1	19

Net cash used in investing activities	(4,037)	(2,459)

Cash flows from financing activities:
Repayment of debt	(703)	(3,422)
Proceeds from exercise of stock options	2,273	1,173
Proceeds from stock issued	69	—
Payments for purchase of treasury stock	(27)	(558)
Proceeds from reissuance of treasury stock	—	48
Dividends to shareholders	(1,065)	(540)

Net cash provided by (used in) financing activities	547	(3,299)

Effect of exchange rate changes on cash and cash equivalents	(205)	269

Net increase in cash and cash equivalents	4,714	491

Cash and cash equivalents, beginning of period	9,762	5,219

Cash and cash equivalents, end of period	$14,476	$5,710

Supplemental disclosure of cash flow information:
Cash paid:
Interest	$283	$282
Income taxes	$4,605	$1,273

	United			United
	States	Korea	Germany	Kingdom	Elimination	Consolidated
Three Months Ended July 2, 2005
Sales to unaffiliated customers	$19,557	$3,251	$4,097	$4,109	$—	$31,014
Intercompany sales	5,573	—	20	745	(6,338)	—
Operating income	3,862	467	915	334	(16)	5,562
Depreciation	985	38	110	256	—	1,389
Capital expenditures	1,457	2	33	608	—	2,100

Three Months Ended June 26, 2004
Sales to unaffiliated customers	$16,972	$2,548	$3,473	$3,529	$—	$26,522
Intercompany sales	4,195	—	21	480	(4,696)	—
Operating income	2,949	310	696	238	(3)	4,190
Depreciation	955	33	110	263	—	1,361
Capital expenditures	1,239	3	36	232	—	1,510

Six Months Ended July 2, 2005
Sales to unaffiliated customers	$37,703	$5,917	$8,179	$8,294	$—	$60,093
Intercompany sales	11,435	—	42	1,348	(12,825)	—
Operating income	7,734	798	2,089	652	(177)	11,096
Depreciation	1,962	75	219	523	—	2,779
Capital expenditures	2,832	7	94	705	—	3,638

Six Months Ended June 26, 2004
Sales to unaffiliated customers	$29,889	$4,844	$6,470	$6,709	$—	$47,912
Intercompany sales	7,918	—	33	835	(8,786)	—
Operating income	4,439	574	1,222	204	(8)	6,431
Depreciation	1,874	67	210	536	—	2,687
Capital expenditures	2,038	8	66	366	—	2,478